UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2011 (July 27, 2011)

Bluesphere Corporation

(Exact name of Registrant as specified in its Charter)

Nevada	333-147716	98-0550257

(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

35 Asuta St., P.O.B 857, Even Yehuda, Israel 40500

(Address of Principal Executive Offices)            (Zip Code)

Registrant's telephone number, including area code: 972-9-8917438

Not Applicable

(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On July 28th 2011, Bluesphere Corporation’s (the “Registrant” or the “Company”) Board of Directors issued under the terms of the Company’s Global Share Incentive Plan 2010 incorporated hereto by reference from its prior filing some shares of the Company’s common stock to Mssrs. Shlomo Palas, Eli Weinberg for the outstanding performances and added value provided over the past year as well as shares of common stock to Roy Amizur in exchange for his appointment as Registrant’s  Executive Vice President  and the services to be performed in connection therewith;  Registrant hereby issued to each of Messrs. Palas, Weinberg and Amizur five million (5,000,000) Shares in accordance with the terms of its Global Share Incentive Plan 2010 for an aggregate of fifteen million (15,000,000) Shares). In addition Registrant’s Board has approved the issuance to Registrant’s Chief Executive Officer Mr. Shlomi Palas and its Chairman Eli Weinberg an aggregate of four million two hundred thousand (4,200,000) ordinary shares of the Corporation’s common stock restricted for 24 months.

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

1.
On July 27, 2011, Registrant’s Board of Directors appointed Roy Amizur as its Executive Vice President; Roy Amizur is experience with cleantech companies and related project developments.  He started his career as a liaison officer between the Israeli Defense Industries and the UDS Defense Industries from 1980 to 1983 as an attaché at the Israeli Embassy in Washington D.C.  From 1989 to 1994, Mr. Amizur founder and Chief Executive Officer of Coni, Ltd, a group that specialized in turnover project and trading activities in the Eastern European countries lead multiple successful endeavors, thereafter, in 1994 he joined Zina Investment Ltd, a Private Equity Fund seeded by the Mozes family operating from Israel where as a managing partner of the GP he had an aggregate of $80M under management with investments principally in the media and telecommunication sector. In 1999 Mr. Amizur joined Comverse Technology, Inc., a Nasdaq traded company as a Corporate VP. Pursuant to which in 2004 Mr. Amizur became a seed investor and the manager of various start-ups that were funded by known Venture Capital groups in the US and others ventures that allowed him to experiment and successfully build and launch various product s in the market. From 2008 till today Roy Amizur has specifically focused his attention to green technology companies with the Clean Technologies Group, Ltd., specializing in investment in this sector all around the world. Mr. Amizur graduated from the University of Maryland in 1987 with a BSC in Computer Science and obtained an MBA in 1989.

Under the terms of the Consulting and Employment Agreement (the “Agreement”) with Mr. Amizur, and JLS as defined in the Agreement incorporated hereto as Exhibit 10.1., Mr. Amizur is also entitled to participate at similar terms as the other executives of the Company in bonus plans or incentive compensation plans for its employees, adopted by the Company. Under the terms of the Agreement Mr. Amizur described as the “Executive”

(a)
For services rendered by the Executive during the Term,  JLS  will be paid a monthly fee, payable within 10 days after the end of each month against an invoice, at a gross monthly rate of US$10,000 + VAT when applicable (the “Fee”). It is agreed that JLS will be entitled to fees only after the Company has raised an aggregate amount of at least $450,000. Subsequently, the Fee will increase to a gross monthly rate of USD $15,000 + VAT (when applicable) after the Company has raised an aggregate equity investment against its shares of $2,000,000.

In addition Registrant may terminate this Agreement by giving 30 days written notice to JLS and/or the Executive if it has not assisted Registrant with some corporate strategy leading to some substantial equity financing raise for an aggregate amount of at least $1,000,000 within a 12 months period.

For all services provided as Executive Vice President and for the scope of consulting services provided by JLS Registrant  issued an aggregate of twelve million and five hundred (12,500,000) Shares in accordance with the terms of the Agreement, such shares to be restricted for a period of 24 months and held in Escrow and a form of the Escow Agreement is attached hereto as Exhibit 99.3 with our corporate counsel.

2.
On July 27, 2011 Registrant’s Board Of Director adopted a resolution approving an amendment to the Consulting Agreement of its Chief Carbon Officer Mr. Mark Radom and authorized the issuance of an aggregate of four  million five hundred thousand (4,500,000) shares of the Registrant’s common stock. All such shares are to be held in escrow for a period of 24 months and are restricted for that same period. The Amended Consulting Agreement with Mr. Radom is hereby attached as Exhibit 99.2.

Item 8.01 Other Events

1.
Registrant’s management entered into a retainer agreement for the services of Mr. Ofer Raviv, an expert economist, in order to provide Registrant with project assessments and appraisal services for an extended period of not less than 18 months, and that the compensation will be in the form of Registrant shares of common stock in-lieu of cash fees. Thus, Registrant has issued Mr. Ofer Raviv an aggregate of four hundred thousand (400,000) shares of common stock in lieu of cash payment in accordance with the terms of the Raviv Agreement  attached hereto as Exhibit 99.1 restricted for 24 months and held in escrow.

2.
On July 29, 2011 Registrant issued three hundred thousand (300,000)  shares to Mr. Ran Cohen in lieu of a cash fee for its services as a Tax Expert as per the term of the Agreement attached and incorporated by reference as Exhibit 99.4.

Item 9.01 Financial Statements and Exhibits

Exhibits

10.1	Consulting and Employment Agreement with JLS and Mr. Amizur

99.1	Doctor Ofer Raviv Consulting Retainer Agreement

99.2	CCO Amended PROJECT MANAGEMENT AND BUSINESS DEVELOPMENT

99.3	Form of Escrow Agreement

99.4	Tax Expert Consulting Services Agreement

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Bluesphere Corporation

Dated: July 29, 2011	by:	/s/Shlomo Palas
Shlomo Palas CEO